EXHIBIT 5.0

[Shibolet & Co. letterhead]

Tel Aviv, December 29, 2014

Ref: C-59-10

Camtek Ltd.
P.O. Box 631
Migdal Haemek, 10556

Israel

Re: Camtek Ltd. – Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”), filed by Camtek Ltd., an Israeli Company (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of: (1) 100,000 of the Company's Ordinary Shares, nominal value NIS 0.01 each (the “Shares”), authorized for issuance under the Company’s 2003 Share Option Plan, 2003 Share Option Plan - Sub-Plan for Grantees Subject to United States Taxation, and 2003 Share Option Plan - Sub-Plan for Grantees Subject to Israeli Taxation (the “2003 Plans”); and (2) 3,000,000 Shares authorized for issuance under the Company’s 2014 Share Option Plan, 2014 Share Option Plan - Sub-Plan for Grantees Subject to United States Taxation, and 2014 Share Option Plan - Sub-Plan for Grantees Subject to Israeli Taxation (the “2014 Plans”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In our capacity as the Company's Israeli counsel in connection with the preparation and filing of the Registration Statement, we have examined copies of the Company’s Articles of Association, as amended, the 2003 Plans and the 2014 Plans (collectively, the “Plans"), protocols of meetings of the board of directors of the Company and its shareholders with respect to the Plans and other corporate records, instruments and documents we have considered necessary or appropriate for the purpose of this opinion, which were presented to us by the Company, and such matters of Israeli law we have considered necessary or appropriate for the purpose of rendering this opinion.  We have assumed that the Company presented to us all such protocols and documents relating to or having any bearing on the Plans.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the correctness and completeness of certificates of public officials and the representations set forth therein, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares being registered pursuant to this Registration Statement have been duly and validly authorized for issuance, and if, and when, issued pursuant to the terms and conditions of the Plans, such Shares will be validly issued, fully paid and nonassessable.

We are members of the Israeli Bar and we are opining herein as to the effect on the subject matter only of the internal laws of the State of Israel, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments, including, without limitation, in the law, which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, or the Shares.

We consent to the filing of this opinion letter as Exhibit 5.0 to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Shibolet & Co. Advocates & Notary